THE ASSET PROGRAM, INC.

MERCURY GROWTH OPPORTUNITY FUND

SERIES 5

FILE # 811-7177

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
3/9/2000	Infineon Technologies	$13,568	$5,230,464,000	DeutscheBank

		$	$
		$	$
		$	$
		$	$
		$	$